Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
VERITAS Software Corporation:

We consent to the incorporation by reference in the amendment to the registration statement on Form S-4 (No. 333-103911) of VERITAS Software Corporation to be filed on or about May 29, 2003 of our report dated January 27, 2003, except as to note 20, which is as of March 14, 2003, with respect to the consolidated balance sheets of VERITAS Software Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the Form 10-K of VERITAS Software Corporation filed on March 28, 2003.

Our report dated January 27, 2003, except as to note 20, which is as of March 14, 2003, contains an explanatory paragraph that refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002, and to a restatement of the consolidated financial statements as of and for the year ended December 31, 2001.

We also consent to the reference to our firm under the heading “Experts” in the registration statement/prospectus.

/s/ KPMG LLP

Mountain View, California
May 28, 2003